Exhibit 10.1

November 18th, 2014

Charles Chestnutt
Address

Re: Severance Agreement and Release of all Claims
Charles Chestnutt (the "Employee") and Vicon Industries, Inc. ("Vicon") and its subsidiaries and affiliates, including but not limited to IQinVision Inc. (collectively with Vicon, the "Company"), hereby agree to terminate their employment relationship on the following basis as set forth in this Severance Agreement and Release of all Claims (this "Agreement").
Employee and Vicon are parties to that certain Employment Agreement, dated March 28, 2014 (the "Employment Agreement"). Employee's employment with the Company shall cease effective January 2, 2015 (the "Departure Date"). Employee shall continue to receive his base salary, accrued vacation, and benefits through the Departure Date, as well as the Severance Pay and rights under the Equity Awards, even if Vicon elects to relieve him of some or all of his duties prior to the Departure Date. Employee understands that the Company shall have no obligation to reemploy him in the future. Employee represents and agrees that he has received all compensation owed to him by the Company through the date hereof, including any and all wages, bonuses, commissions, earned but unused vacation, reimbursable business expenses, and any other payments, benefits, or other compensation of any kind to which he was entitled from the Company, and that following the date hereof, he shall only be entitled to continued payment of regular base salary, benefits, and accrued vacation through the Departure Date, payment of Severance Pay (as defined below) and his rights under the Equity Awards (as defined below) in accordance with this Agreement. Employee represents to the Company that he is signing this Agreement and the General Release attached hereto as Attachment A (the “General Release”), voluntarily and with a full understanding of, and agreement with, their respective terms, for the purpose of receiving the Severance Pay and additional rights under the Equity Awards on the terms set forth in this Agreement.
Please read this Agreement very carefully as it includes a release of all possible claims related to your past and current employment by the Company.
The severance terms are as follows:
Termination of Employment
Your last day of employment with the Company will be the Departure Date.
Final Compensation and Vacation Balances
You acknowledge and agree that the Company has paid you for all compensation owing through the date hereof, and that upon receipt of the Severance Pay and continued payment of regular base salary and accrued vacation through the Departure Date, you will have received all cash compensation due from your employment with the Company.

Severance Pay
Provided all conditions of this Agreement are met by you, including your execution of the General Release as provided in this Agreement, you will be paid severance pay in the amount of three hundred twenty four thousand dollars ($324,000), less payroll taxes and withholdings (the "Severance Pay"). The Severance Pay will be paid to you in equal monthly payments over a twenty four (24) month period. Payments will begin within fifteen (15) days after the Departure Date, provided the Company has previously received this executed Agreement and the General Release from you in accordance with the timing provisions set forth herein. Payment will be made by check sent by first class mail to the address listed under your signature below (or if no address is listed, the last address you have on file with the Company) or by ACH or wire transfer to your account.
Equity Awards
Your stock options and stock appreciation rights with respect to the common stock of Vicon under the Equity Awards defined below will continue to vest in accordance with their terms through the Departure Date only, and shall thereafter cease to vest. In addition, notwithstanding the terms of the Equity Awards and the termination of your employment as of the Departure Date, each of your Equity Awards will continue to be exercisable following the Departure Date with respect to the vested portion thereof until the earlier of (i) three years following the Departure Date, and (ii) such date as such Equity Award would have otherwise expired in accordance with its terms.
Insurance Coverage Continuation Under COBRA
You may be eligible to continue your major medical and dental coverage, if currently enrolled, in accordance with the requirements of COBRA and the Company's related policies and procedures. You will be separately notified by the Company’s third party administrator Conexis regarding your rights under COBRA and the costs and conditions of this option. You will be responsible for paying your monthly premium for your medical and dental coverage under COBRA. All other insurance coverage provided to you by the Company, including but not limited to the Company's group life, accidental death and dismemberment, and short-term disability insurance benefits, will terminate and cease to be in effect as of the Departure Date.
No Other Payments or Benefits
Nothing in this Agreement shall release, forfeit, or impair your vested interest in any 401(k) Plan offered by the Company.
Except for payments and rights described in this Agreement and your general right to elect certain coverage continuation under COBRA as described above, you acknowledge that your rights to your regular wages and benefits shall cease effective upon the Departure Date, and that you are not entitled to any additional wages, payments, bonuses, compensation, consideration or benefits of any kind from the Company.
Release
You agree to execute the General Release attached to this Agreement as Attachment "A."

Company Property
You agree that on or prior to your Departure Date, you will return any and all Company property, documents, records and information in your possession or control. This includes, but is not limited to, any Company keys, entry cards, credit cards, computer, printer, cellular telephone, pager or other equipment assigned to or used by you, any documents, files, marketing data, written material, information, products, devices, and other property, records and information provided to you by the Company or collected or obtained by you in the performance of your duties with the Company. This also includes all electronic data and records, as well as all documents and other materials of any kind that constitute or contain any confidential Company information, regardless of how this information is stored or maintained, including all originals, copies, and compilations and all information stored or maintained on computer, tapes, discs, or any other form of technology.
Non-Disparagement
You agree that you will not make or cause others to make, whether in writing or orally, disparaging statements with respect to the Company and its business, officers, directors and employees. The management of the Company shall likewise not make or cause others to make, whether in writing or orally, disparaging statements with respect to you or your work history, character, or competence. This section shall not apply if Employee or management of the Company is compelled to testify in a legal proceeding, including any legal proceeding between the parties to the Agreement.
Neutral Reference
Employee will inform any prospective employer of Employee to contact the Company's Human Resource Department regarding any reference or other information pertaining to Employee. In response to any such inquiry, the Company will respond by confirming Employee's dates of employment, position and salary at the time of separation, and indicate that it is the Company's policy not to release any additional information.
Confidentiality
You acknowledge that in the course of your employment with the Company you gained knowledge of certain proprietary and confidential trade secret information of the Company, including but not limited to the Company's business plan, the business strategy of Company, financial information regarding the Company, customer lists and prospects, contact information pertaining to customers and prospects, information pertaining to any customer's utilization of services of the Company, cost and pricing information, the business needs and activity of any and all customers of the Company, computer programs, data bases, and the technology that the Company uses or plans to use ("Confidential Information"). As further consideration for the Company entering into this Agreement, you acknowledge and agree that the Confidential Information is material and important and gravely effects the successful conduct of the Company's business, and you further agree that you will not disclose any Confidential Information, or use to your benefit (or to the benefit of any third party), or use to the detriment of the Company, any Confidential Information. You further acknowledge and agree that the breach of this provision, or the Non-Disparagement provision above, will cause the Company to suffer harm and damage to its business operations, and that the Company shall be entitled to injunctive and or other equitable relief to prevent a breach of this section and/or the Non-Disparagement provision of this Agreement. You further acknowledge that this provision will not apply to any Confidential Information that does not constitute a trade secret under applicable state or federal law.
Successors and Assigns
This Agreement shall be binding on and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns.
Governing Law
The validity and interpretation of this Agreement shall be governed by the laws of the State of New York without giving effect to the principles of conflict of laws.

Severability
If any paragraph, term or provision of this Agreement shall be held or determined to be unenforceable, the balance of this Agreement shall nevertheless continue in full force and effect. In addition, in any such event, the parties agree that it is their intention and agreement that any such paragraph, term or provision which is held or determined to be unenforceable as written, shall nonetheless be enforced and binding to the fullest extent permitted by law as though such paragraph, term or provision had been written in such a manner and to such an extent as to be enforceable under the circumstances.
No Admission
This Agreement does not constitute any admission by the Company of any violation by it of any contract, agreement, plan, statute, ordinance, constitutional provision or other law, and this Agreement shall in no manner be deemed an admission, finding or indication for any purpose whatsoever that the Company has at any time, including the present, committed any unlawful acts against you or treated you improperly in any way, and you further understand and acknowledge that the Company enters into this Agreement solely to resolve all matters between the Company and you in an amicable fashion.
Entire Agreement
With the exception of your rights under (i) the 2012 and 2013 Amended and Restated Stock Appreciation Rights Agreements between you and IQinVision, Inc. (the "SAR Agreements"), and (ii) the 2005, 2006, 2007, 2008 and 2012 stock option agreements between you and IQinVision, Inc. (the “Option Agreements”, and together with the SAR Agreements, the “Equity Awards”), as amended by this Agreement, this Agreement supersedes and cancels any and all prior agreements between the Company and you, expressed or implied, relating to the subject matter hereof; provided that the terms of your Employment Agreement that survive termination of employment, as amended by this Agreement, shall continue to survive. The Company and you represent to each other that they are not relying on any other agreement or oral representations not fully expressed in this Agreement. Except as set forth above, this Agreement sets forth the entire agreement between the Company and you. It may not be changed, altered, modified or amended except in writing signed by both the Company and you.

Acceptance of Agreement
To acknowledge your acceptance of this Agreement, please sign and date this Agreement where indicated below. You must also sign and date the General Release. You will have twenty-one (21) days to consider this Agreement and the General Release. You may withdraw your acceptance of this Agreement within seven (7) days after you sign this Agreement by providing written notification of your withdrawal to Vicon Human Resources.
The Severance Pay provided for in this Agreement will not become payable until: (a) the Company has received a fully executed Agreement and General Release from you; and (b) the expiration of the seven-day revocation period. Moreover, if you do not sign and return this Agreement and the General Release to Vicon Human Resources within twenty-one (21) days of presentation by the Company, this Agreement will automatically expire.
In reviewing and considering this Agreement, you have the right to, and are encouraged to, consult with legal counsel regarding this Agreement.
Executed and presented for consideration to Charles Chestnutt by the Company, this 18th    day of November 2014.
Vicon Industries, Inc.
131 Heartland Boulevard
Edgewood, New York 11717

By:    Eric Fullerton
Chief Executive Officer

/s/ Eric Fullerton
Signature

ACKNOWLEDGED, AGREED AND ACCEPTED:
Name: /s/ Charles Chestnutt            Date: November 18, 2014
Signature

ATTACHMENT "A"
GENERAL RELEASE
In consideration of the Severance Pay and modification to the terms of my Equity Awards, as described in the foregoing Severance Agreement and Release of All Claims (the "Agreement;" capitalized terms used but not defined herein shall have the meanings set forth in the Agreement), and other good and valuable consideration, the sufficiency of which I hereby acknowledge, I, Charles Chestnutt, on behalf of myself, my agents, executors, attorneys, administrators, heirs and/or assigns do hereby release, acquit and forever discharge Vicon Industries, Inc., and its subsidiaries and affiliates, including but not limited to, IQinVision, Inc. (collectively, the "Company"), and the Company's respective predecessors, successors, directors, officers, shareholders, employees and agents (the "Releasees"), from any and all actions, causes of action, claims, damages, expenses, attorneys' fees, statutory penalties and liabilities whatsoever and any claims for injunctive or other relief which have or could have arisen out of my employment by the Company, the separation of my employment relationship with the Company, and any other matter or event whatsoever occurring prior to and including the date I sign this General Release, other than my rights (i) to continued payment of salary, accrued vacation and benefits through the Departure Date, (ii) under the Equity Awards (as modified by the Agreement), and (iii) to Severance Pay.
Without limiting the generality of the foregoing, I specifically release the Releasees from any claims which may now exist or which have been or could be asserted under any federal, state or local statute, law, ordinance, regulation or order, including but not limited to those prohibiting discrimination, harassment or retaliation based upon race, color, sex, religion, age, disability, national origin, veterans status, marital status or any other legally protected status, and including but not limited to claims arising under: (a) Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000(e), et seq.; (b) the Age Discrimination in Employment Act of 1967, as amended by the Older Worker Benefit Protection Act, 29 U.S.C. § 621, et seq.; (c) the Civil Rights Act of 1866, 1870, and 1971, 42 U.S.C. § 1981, et seq.; (d) the Civil Rights Act of 1991, Publ. L. No 102-166, 105 Stat. 1071-1100; (e) the California Fair Employment and Housing Act, California Government Code § 12900, et seq.; (f) the United States Constitution and any state constitution; (g) the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1001, et seq.; (h) the Americans With Disabilities Act, 42 U.S.C. § 12191, et seq.; (i) the Family and Medical Leave Act, 29 U.S.C. § 2601, et seq. and the Moore-Brown-Roberti Family Rights Act, California Government Code § 12945.1, et seq.; (j) the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq.; (k) the New York State Human Rights Law, N.Y. Exec Law §§ 290 to 301; (I) the New York Labor Law (including but not limited to the New York State Worker Adjustment and Retraining Notification Act, all provisions prohibiting discrimination and retaliation, and all provisions regulating wage and hour law); (m) the New York State Correction Law; (n) the New York State Civil Rights Law, N.Y. Civ. Rights Law §§40 to 45; Section 125 of the New York Workers' Compensation Law; (o) the New York City Human Rights Law, N.Y. City Admin. Code §§ 8-101 to 8-1103; (p) claims based upon any violation of the Company's policies and regulations or any written or oral contract or agreement between the Company and the undersigned; (q) tort claims including but not limited to claims for wrongful or retaliatory discharge, emotional distress, defamation, slander, libel or false imprisonment; and (r) claims based upon violation of any and all other federal, state and local civil rights acts, regulations, and orders relating to any term, condition, or termination of my employment with the Company.
However, this General Release does not release claims that cannot be released as a matter of law. This release and the general release below also do not preclude (1) filing suit to challenge the Company's compliance with the waiver requirements of the Age Discrimination in Employment Act, as amended by the Older Worker Benefit Protection Act, or (2) filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or a comparable state or local agency. However, I agree that I am waiving my right to recover monetary damages in any charge, complaint, or lawsuit filed by me or by anyone else on my behalf.
I further understand that this General Release extends to all claims of every nature and kind, known or unknown, suspected or unsuspected, past, present, or future, arising from or attributable to the above-referenced matters and disputes. I acknowledge that any and all rights granted me under section 1542 of the California Civil Code, or any other analogous Federal or State law or regulation, are hereby expressly waived. Section 1542 of the California Civil Code reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM MIGHT HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.
I further acknowledge that I am aware that after executing this General Release, I or my agents may discover claims or facts in addition to or different from those that I now know of with respect to the subject matter of this General Release, but it is my intention to release all such claims.
In addition, I further agree not to sue the Releasees on or for any such claims or to assert any such claims against the Releasees in any administrative or court action or otherwise. It is also expressly understood that this General Release is and shall continue to be enforceable regardless of whether there is a subsequent dispute between the Company and me concerning any alleged breach of the Severance Agreement and Release of All Claims.
I understand and acknowledge that the modification to the terms of my Equity Awards, as described in the foregoing Agreement, constitute consideration for this General Release. I further acknowledge that I have read and voluntarily execute this General Release with full knowledge of its significance and after having been advised to consult with my attorney concerning the Agreement, this General Release and my rights under the Age Discrimination in Employment Act.
I acknowledge that I have been given twenty-one (21) days to consider this General Release and the benefits being offered in exchange for it. I also understand that I have a period of seven (7) days beginning on the date I sign this General Release to revoke my acceptance, and that the General Release will not become effective until the expiration of the 7-day period. In addition, I acknowledge that if I revoke or elect not to sign the foregoing Agreement and/or this General Release, such revocation or election shall in no way alter or affect my right to be receive my regular salary, accrued vacation, and benefits through my last day of employment with the Company.

/s/ Charles Chestnutt
Charles Chestnutt

November 18, 2014
Date